  Exhibit 99.1

Investor Update - March 6, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Forecast Information
We previously provided first quarter 2020 and full-year 2020 guidance on January 28, 2020. Given the rapid pace of changing circumstances related to COVID-19, we are providing updates about recent trends in the business and changes to guidance.

January and February 2020 demand was in-line with the expectations indicated in our previous unit revenue guidance. In January 2020 our unit revenues increased approximately 5% year-over-year on a 3-point increase in load factor. February 2020 unit revenues, while not finalized, are expected to increase approximately 2.5% year-over-year on a 1.7-point increase in load factor. However, close-in demand for March began to deteriorate in late February, and in the first week of March we have experienced a significant increase in close-in cancellations and a decline in forward bookings. These changing trends are believed to be a result of the COVID-19 outbreak. We anticipate these trends will continue through the remainder of March, and our previous unit revenue guidance should no longer be relied upon. As the changes in demand have been rapid and unpredictable, we are not providing a revised Q1 guidance range for unit revenues at this time. Factoring no new net March bookings from the date of this update, our first quarter unit revenues would be down 5% year-over-year. To help stimulate demand, we recently launched a short system-wide fare sale that has resulted in an uptick in forward bookings. Updates to other Q1 guidance metrics can be found below.

Due to the uncertainties of the COVID-19 outbreak, our previous capacity and unit cost guidance for full-year 2020 should no longer be relied upon. We are currently assessing possible demand scenarios and corresponding capacity and cost reduction actions and will reestablish guidance once we have evaluated the range of possible impacts on our business.

There is significant uncertainty regarding the extent and duration of depressed demand stemming from the COVID-19 outbreak. We remain confident that our fortress balance sheet remains a key competitive strength. As of March 6, 2020, we have approximately $1.6 billion in cash and short term investments, approximately $400 million in undrawn bank line-of-credit facilities, and 133 unencumbered aircraft that could be financed, if necessary, which could generate approximately $2.5 billion.

	% Change	Prior Guidance January 28, 2020
Capacity (ASMs in millions)	~ 4%	~ 4%
Cost per ASM excluding fuel and special items (cents)(a)	~ 3.5% - 4%	~ 3%
Fuel gallons (000,000)	~ 3%	~ 3%
Economic fuel cost per gallon(b)	$1.98	$2.21
(a)Unit costs are expected to be higher than original guidance due to higher costs for aircraft cleaning, certain supplies, and other costs associated with the response to COVID-19.
(b)Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost – $1.22 ($51 per barrel); refining margin – 41 cents; cost of settled hedges – 2 cents; with the remaining difference due to taxes and other into-plane costs.

Cash and Share Count

(in millions)	February 29, 2020	December 31, 2019
Cash and marketable securities	$1,558	$1,521
Common shares outstanding	122.761	123.000

Share Repurchase
Through February 29, 2020, Air Group had repurchased a total of 341,551 shares of its common stock for approximately $21 million.